UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2011

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the purchase of assets of CVS SpA, the Company entered into a series of agreements that include (1) A Purchase Agreement with CVS SpA in Liquidation, (2) an agreement with Cabletronic srl (“Cabletronic”) to secure the software and electronic know-how currently used to manufacture and operate the products being acquired and (3) an agreement with Fratelli Ferrari Immobiliare Srl to rent and to possibly acquire the building in which CVS Ferrari srl operates. In addition, the Company assumed the liability to pay a €500,000 (approximately $0.7 million) fee to two financial advisors that advised CVS SpA and the former owners that was conditioned upon the successful closing of the transaction between CVS SpA in Liquidation and CVS Ferrari srl.

Purchase Agreements

On June 29, 2011, CVS Ferrari srl (the “Purchaser”), an Italian Corporation and a wholly owned subsidiary of Manitex International, Inc. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with CVS SpA in Liquidation (the “Seller”) to acquire on July 1, 2011 for €2,816,500 (approximately $4.0 million) (1) rights, designs and drawings for all products previously manufactured by CVS SpA including reach stackers, straight mast container handlers, straddle carriers and tractors and (2) certain machinery and equipment used to manufacture the aforementioned items. The agreement allocates €1,600,000 (approximately $2.3 million) to the intangible assets acquired and €1,216,500 (approximately $1.8 million) to the machinery and equipment acquired. The purchase price is payable as follows: €466,667 upon signing the agreement, €16,500 within 90 days of July 1, 2011, and the remaining balance in five semi-annual installments of €466,667 payable on each December 30 and June 30 through December 30, 2013. No interest is accrued or payable on the deferred portion of the purchase price.

The obligation under the purchase agreement is secured by an existing guarantee of €1,000,000 (approximately $1.4 million) issued by Unicredit SPA which expires on June 30, 2012. The Unicredit SPA guarantee is supported by a standby letter of credit issued by Comerica Bank which also expires on June 30, 2012. The purchase agreement requires the Company to replace the existing guarantee when it expires with a new guarantee issued by Unicredit SPA in an amount equal to the outstanding balance.

Related agreements

Cabletronic Agreement

On June 29, 2011, The Company and Cabletronic srl entered into a separate agreement. Under the agreement, the Company agreed to pay Cabletronics €100,000 (approximately $0.15 million) in exchange for the software or electronic know-how (including source code) and all rights to said software and electronic know-how currently used to manufacture and operate the products acquired from CVS SpA. Additionally, Cabletronic also agreed to supply only to CVS Ferrari srl the hardware on which to run the software for a three year period ending June 30, 2014.

Conditional Future Purchase Commitment

On June 29, 2011, upon the signing of the Purchase Agreement a conditional commitment became effective to purchase the building in which CVS Ferrari srl operates. Under the agreement, CVS Ferrari srl has a commitment to purchase the building at the conclusion of a rental period that ends on June 30, 2014 for €9,200,000. The commitment to purchase the building is contingent on CVS Ferrari srl being able to secure a mortgage on market terms for 75% of the purchase price. During the rental period, CVS Ferrari srl rent will remain fixed at €360,000 per year.

Assumed Liabilities

The Company assumed the liability to pay a €500,000 (approximately $0.7 million) fee that was conditioned upon the successful closing of the transaction between CVS SpA in Liquidation and CVS Ferrari srl to two financial advisors that advised CVS SpA and the former owners.

The press release issued on July 5, 2011 by the Company announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Date: July 6, 2011

MANITEX INTERNATIONAL, INC.

By:	/S/ DAVID H. GRANSEE
Name:	David H. Gransee
Title:	Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 5, 2011.